Exhibit 10.16

David W. Thompson
Chairman and Chief Executive Officer
28 July 2006
Mr. Carl A. Marchetto
[Address Redacted]
Dear Carl:
This letter confirms my verbal invitation to you to join Orbital Sciences Corporation as Executive Vice President and General Manager of our Space Systems Group, and outlines the compensation and benefits package that 1 propose. As we discussed, in this position you would report directly to me and be based at the company’s headquarters in Dulles, VA.
Your compensation package would consist of several elements. Your annual salary in 2006 would be $350,000, paid on a bi-weekly basis. You would be eligible for the first regular salary adjustment in January 2007. In addition, you would participate in Orbital’s management incentive plan (MIP), which provides for an annual target bonus equal to 50% of your base salary. MIP bonuses are paid in cash in February or March of each year, based on individual, operating group and company performance in the preceding year. Since you would be joining Orbital part of the way through 2006, your MIP bonus for this year would be prorated at 50%.
As part of a long-term incentive program, you would also be granted 50,000 initial stock units when you join the company; the first 25,000 units would vest at one year of employment and the second 25,000 units would vest at two years of employment. This grant would be made under Orbital’s 1997 Stock Option and Incentive Plan and would be subject to the terms of our standard Stock Unit Agreement. In subsequent years, you would be eligible for a target grant of 25,000 stock units when grants are issued to Orbital employees, with a vesting schedule in accordance with the terms of the future grant. Upon each vesting date, we will withhold the number of shares equivalent to your tax withholding obligations. Our Stock Unit Agreement form and a copy of the Stock Option and Incentive Plan are enclosed.
Orbital will also provide you with a signing incentive in the amount of $200,000, less applicable withholding taxes, payable no later than 14 days from the date you start work. In the event that your employment with the company terminates prior to your second anniversary for any reason other than disability, death or good reason (as defined in your Executive Change of Control Agreement), then you will be obligated to repay a portion of the bonus as follows:

If you leave during your first year of employment	$100,000
If you leave during your second year of employment	$100,000
In addition, Orbital will provide reimbursement for reasonable moving and relocation expenses in accordance with the enclosed Executive Relocation Policy. Please note that certain relocation expenses are considered to be income by the Internal Revenue Service and, as such, Orbital is required to withhold Federal income, FICA, and state and local taxes on them. However, the company will make you “tax neutral” by grossing up the appropriate amounts based on your Orbital earnings.

Orbital Sciences Corporation • 21839 Atlantic Boulevard, Dulles, Virginia 20166 • 703-406-5000

Mr. Carl A. Marchetto 28 July 2006
To assist you during the transitionary period before your family moves to the Dulles area, Orbital will reimburse you for airfare (coach/economy class) to travel to your home in Victor, New York on weekends for a period of up to one year.
You will be eligible to participate in all company-sponsored benefit programs. To supplement our standard composite leave accrual of 15 days per year, you will receive five days of other paid leave per year, for the first two years of your employment. When you have completed two years of employment, you will accrue composite leave at the regular rate of 20 days per year and your other paid leave eligibility wilt end. In addition, you will be eligible for Executive Life Insurance (two times base salary up to $1,500,000) and Executive Long-Term Disability Insurance (a non-taxable benefit of up to $20,000 per month) coverage.
You may also take advantage of Orbital’s nonqualified Deferred Compensation Plan. Under this plan, you have the opportunity to defer the payment of a portion of your annual compensation, and thereby also defer the income tax applicable to that compensation, and to offset the government-imposed limitations on qualified retirement plan benefits. Further, you will be covered by an Executive Change of Control Agreement that would provide for a severance package of two years of salary and applicable annual bonuses under certain circumstances. A copy of this agreement is enclosed.
This offer is contingent on the successful completion of a limited background investigation, which I expect we will conclude by early next week. The company is flexible relating to your schedule for starting work, but I would hope a date on or about September 1st would be feasible.
Carl, I am very excited about the prospects of your joining the company and contributing to our business success. I look forward to working with you to create an even brighter future for Orbital and its shareholders. If the terms of this offer are acceptable to you, please .sign in the space below and return this letter to me.
With best regards,

David W. Thompson
Chairman and Chief Executive Officer

Enclosures:	Stock Unit Agreement
1997 Stock Option and Incentive Plan
Executive Relocation Agreement
Form Executive Change of Control Agreement
ACCEPTANCE:
I accept this offer of employment and agree to the terms above.

/s/ Carl A. Marchetto	8-8-2006
Carl A. Marchetto	Date

ORBITAL SCIENCES CORPORATION
1997 STOCK OPTION AND INCENTIVE PLAN
STOCK UNIT AGREEMENT
     Orbital Sciences Corporation, a Delaware corporation (the “Company”), hereby grants stock units (“Stock Units”) relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Grantee. This grant of stock units is conditioned upon the Grantee’s acceptance of the terms and conditions set forth in this Stock Unit Agreement (the “Agreement”) and in the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan (the “Plan”), a copy of which will be provided on request. The Plan will control in the event any provisions of this Agreement should appear to be inconsistent with the terms of the Plan.

Grant Date:

Name of Grantee:

Number of Stock Units Covered by Grant:

Vesting Schedule:

Vesting Date	Vesting Percentage

Attachment	This is not a stock certificate or a negotiable instrument.

ORBITAL SCIENCES CORPORATION
1997 STOCK OPTION AND INCENTIVE PLAN
STOCK UNIT AGREEMENT
The capitalized terms below shall have the meanings assigned to them in the Plan, unless otherwise defined in this Agreement.

Stock Unit Transferability	This grant is an award of Stock Units in the number of units set forth on the cover sheet, subject to the vesting conditions described below. Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting	Your Stock Unit grant shall vest according to the schedule set forth on the cover sheet; provided, that, you are an employee or director of the Company on the relevant vesting dates. If your employment or directorship (“Service”) is terminated other than by reason of death or Total Disability, you will forfeit any Stock Units in which you have not yet become vested. If you die or incur a Total Disability prior to any of the relevant vesting dates, then your interest in the Stock Units will become 100% vested upon the date of such event (the “Accelerated Vesting Date”).

Delivery of Stock Pursuant to Stock Units	The shares of Stock represented by this Agreement shall be delivered to you, or to your eligible beneficiary or your estate on the vesting dates set forth on the cover sheet (the “Vesting Dates”) or on the Accelerated Vesting Date, as applicable;provided, that, if your Service is terminated other than by reason of death, Total Disability or Cause prior to any of the Vesting Dates, you will instead be delivered the vested portion of the shares of Stock represented by this Agreement. If the Board determines that you engaged in conduct that would constitute Cause, then you shall forfeit of all of your Stock Units.

Withholding Taxes	In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company shall cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.

Stockholder Rights	You do not have any of the rights of a stockholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Legal Department to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

ORBITAL SCIENCES CORPORATION
1997 STOCK OPTION AND INCENTIVE PLAN
(as amended through April 27, 2006)
1. PURPOSE OF PLAN
     The purpose of this 1997 Stock Option and Incentive Plan (the “Plan”) is to advance the interests of Orbital Sciences Corporation and its stockholders by enabling Orbital and Participating Companies (as defined below) to attract and retain highly talented employees, directors, consultants and advisers who are in a position to make significant contributions to the success of Orbital, to reward them for their contributions to the success of Orbital, and to encourage them, through stock ownership, to increase their proprietary interest in Orbital and their personal interest in its continued success and progress.
     The Plan provides for the award of Orbital stock options and Orbital common stock. Options granted pursuant to the Plan may be incentive or nonstatutory stock options. Options granted pursuant to the Plan shall be presumed to be nonstatutory options unless expressly designated as incentive options at the time of grant.
2. DEFINITIONS
     For the purposes of this Plan and related documents, the following definitions apply:
     “Award Agreement” means the stock option agreement, restricted stock agreement, stock unit agreement or other written agreement between Orbital and a Grantee that evidences and sets out the terms and conditions of a Grant.
     “Board” means the Board of Directors of the Company.
     “Committee” means a committee of, and designated from time to time by resolution of the Board, which shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of the Company or any affiliate, and each of whom shall qualify in all respects as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or any successor rule or regulation. Commencing on the Effective Date, and until such time as the Board shall determine otherwise, the Committee shall be the Human Resources and Nominating Committee of the Board.
     “Company” or “Orbital” means Orbital Sciences Corporation, a Delaware corporation, or any successor thereof.
     “Effective Date” means January 24, 1997.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means the closing sale price of Stock on the national securities exchange on which the Stock is then principally traded or, if that measure of price is not available, on a composite index of such exchanges or, if that measure of price is not available, in a national market system for securities on the date of the option grant (or such other date as is specified herein). In the event that there are no sales of Stock on any such exchange or market on date of the option grant (or such other date as is specified herein), the fair market value of Stock on the date of the grant (or such other date as is specified herein) shall be deemed to be the closing sales price on the next preceding day on which Stock was sold on any such exchange or market. In the event that the Stock is not listed on any such market or exchange on the applicable date, a reasonable valuation of the fair market value of the Stock on such date shall be made by the Board.
     “Grant” means an award of an option, Restricted Stock or Stock Units under the Plan.
     “Grantee” means a person who receives or holds an option, Restricted Stock or Stock Units under the Plan.
     “I.R.C.” means the Internal Revenue Code of 1986, as it may be amended from time to time.
     “Incentive Option” means any option granted under the Plan intended to satisfy the requirements under I.R.C. Section 422(b) as an incentive stock option.
     “Nonstatutory Option” means any option granted under the Plan that does not qualify as an Incentive Option.
     “Old Option Plans” shall mean Orbital’s 1990 Stock Option Plan and Orbital’s 1990 Stock Option Plan for Non-Employee Directors.
     “Option Termination Date” is defined in Section ll(c) below.
     “Outside Director” means a member of the Board who is not an officer or employee of the Company.
     “Parent” means a parent corporation as defined in I.R.C. Section 424(e).
     “Participating Company” means the Company, any Parent of the Company, and any subsidiary (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company or its Parent.
     “Plan” means this 1997 Stock Option and Incentive Plan.

     “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 13 hereof.
     “Stock” means shares of the Company’s authorized Common Stock, $.01 par value per share.
     “Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 13 hereof.
     “Subsidiary” means a subsidiary corporation as defined in I.R.C. Section 424(f).
     “Terminating Transaction” means any of the following events: (a) the dissolution or liquidation of the Company; (b) a reorganization, merger or consolidation of the Company with one or more other persons in which the Company is not the surviving corporation or becomes a subsidiary of another corporation other than a corporation that was a Participating Company immediately prior to such event; (c) a sale of substantially all the Company’s assets to a person or entity other than a corporation that was a Participating Company immediately prior to such event; or (d) a person (or persons acting as a group or otherwise in concert) owning equity securities of the Company that represent a majority or more of the aggregate voting power of all outstanding equity securities of the Company. As used herein or elsewhere in this Plan, the word “person” shall mean an individual, corporation, partnership, association or other person or entity, or any group of two or more of the foregoing that have agreed to act together.
     “Total Disability” means a “total and permanent disability” as defined in I.R.C. Section 22(e)(3).
3. ADMINISTRATION OF PLAN
     (a) Administration by Board. The Plan shall be administered by the Board. The Board shall have authority, not inconsistent with the express provisions of the Plan, to:
     (i) award Grants consisting of options, Restricted Stock and/or Stock Units to such eligible persons as the Board may select;
     (ii) determine the timing of Grants and the number of shares of Stock subject to each Grant;
     (iii) determine the terms and conditions of each Grant, including whether an option is an Incentive Option or a Nonstatutory Option (consistent with the requirements of the I.R.C.) and the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting or forfeiture of a Grant;
     (iv) adopt such rules and regulations as the Board may deem necessary or appropriate to carry out the purposes of the Plan; and

     (v) interpret the provisions of the Plan and of any Grants made hereunder and decide any questions and settle all controversies and disputes that may arise in connection with the Plan.
All decisions, determinations, interpretations or other actions by the Board with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Participating Companies and Grantees and their respective legal representatives, their successors in interest and permitted assigns and upon all other persons claiming by, through, under or against any of them.
     (b) Administration and Delegation by Committee. The Board, in its sole discretion, may delegate some or all of its powers with respect to the Plan to a Committee (in which case references to the Board in this Plan shall be deemed to refer to the Committee, where appropriate) except for interpreting or making changes to Section 9 or Section ll(b) and except with respect to any grants to directors of the Company under Sections 8 and 13. The Committee, in its sole discretion, may delegate to the Chairman, the President and the Chief Executive Officer, or any of them, while any such officer is a member of the Board, authority to award Grants under the Plan. Such authority shall be on such terms and conditions, and subject to such limitations, as the Committee shall specify in its delegation of authority. Except to the extent otherwise specified by the Committee in such delegation, the delegated authority to grant awards of options, Restricted Stock and Stock Units shall include the power to:
     (i) award Grants consisting of options, Restricted Stock and/or Stock Units, to such eligible persons as the authorized officer may select;
     (ii) determine the timing of Grants and the number of shares of Stock subject to each award; and
     (iii) determine the terms and conditions of each Grant, including whether an option is an Incentive Option or a Nonstatutory Option (consistent with the requirements of the I.R.C.) and the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting or forfeiture of a Grant.
Except to the extent otherwise specified by the Committee in such delegation, the authority so delegated shall be in addition to, and not in lieu of, the authority of the Committee to make awards under the Plan.
4. SHARES SUBJECT TO THE PLAN
     (a) Availability. Subject to adjustment as provided in Section 4(c) below, the maximum aggregate number of shares of Stock available for issuance under the Plan shall be 10,600,000.

     (b) Reavailability of Options; Stock to be Delivered. If any Stock covered by a Grant is not purchased or is forfeited, or if a Grant otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock so terminated or forfeited shall again be available for making Grants under the Plan. In the event that Stock that was previously issued by the Company is reacquired by the Company as part of the consideration received (in accordance with Section 12(b) below) upon the subsequent exercise of an option, such reacquired Shares shall again be available for the granting of options hereunder. Stock delivered under the Plan shall be authorized but unissued shares or, at the Board ‘s discretion, previously issued Stock acquired by the Company and held in its treasury. No fractional shares of Stock shall be delivered under the Plan.
     (c) Changes in Stock. In the event of a stock dividend, stock split or combination of shares, exchange of shares, distribution payable in capital stock, recapitalization or other change in Orbital’s capital stock, the number and kind of shares of Stock subject to Grants then outstanding or subsequently awarded under the Plan, the exercise price of any outstanding option, the maximum number of shares of Stock that may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Board, so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event.
5. EFFECTIVE DATE.
     The Plan shall be effective as of the Effective Date, subject to approval of the Plan within one year of the Effective Date by Orbital’s shareholders. Upon approval of the Plan by the stockholders of Orbital as set forth above, all Grants made under the Plan on or after the Effective Date shall be fully effective as if Orbital’s stockholders had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year of the Effective Date, any Grants made hereunder shall be null and void and of no effect.
6. AWARD AGREEMENT
     Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, to be executed by Orbital and by the Grantee, in such form or forms as the Board shall from time to time approve. Each Award Agreement evidencing a Grant of options shall specify whether such options are intended to be Nonstatutory Options or Incentive Options.
7. OPTION EXERCISE PRICE
     The option exercise price for shares of Stock to be issued under the Plan shall be the Fair Market Value of the Stock on the Grant date (or 110% of the Fair Market Value in the case of an Incentive Option granted to a ten-percent shareholder).

8. DISCRETIONARY OPTION GRANTS. Grants may be made under the Plan to any employee or director of any Participating Company as the Board shall determine and designate from time to time. Grants of options may be made under the Plan to any consultant or adviser to any Participating Company whose participation in the Plan is determined by the Board to be in the best interests of the Company and is so designated by the Board. Notwithstanding the foregoing, grants to persons who are not employees of the Company or any Parent or Subsidiary of the Company shall not be Incentive Options.
9. OUTSIDE DIRECTOR OPTION GRANTS
(a) [Reserved.]
     (b) Grants in Lieu of Annual Fee. Each Outside Director shall be entitled to receive a Nonstatutory Option to purchase a specified number of shares of Stock in lieu of his or her annual Board retainer fee. Such specified number (i) shall be calculated by the Chief Financial Officer of the Company, using a Black-Scholes (or other generally accepted) valuation method based on the Fair Market Value of the Stock on January 15 of the applicable year (or the next business day, if January 15 falls on a weekend), assuming a ten-year option term and (ii) shall be adjusted upward by 10% to take into account the one-year vesting term. The exercise price of such option shall be equal to the Fair Market Value of Shares on January 15 (or the next business day, if January 15 falls on a weekend), which shall also be the Grant date. Any Outside Director desiring to receive an option in lieu of cash shall notify the Company of this election, which shall be irrevocable, by submitting a written notice to the Corporate Secretary in accordance to procedures as determined by the Board.
10. LIMITATIONS ON GRANTS
     (a) Limitation on Shares of Stock Subject to Grants. The maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for a Grant under Section 8 hereof is 1,200,000 shares of Stock during the first ten (10) calendar years of the Plan, and 100,000 per year thereafter. The “per individual” limitations described in this paragraph shall be construed and applied consistent with the rules and regulations under I.R.C. Section 162(m).
     (b) Limitations on Incentive Options. Incentive Options may only be granted to employees of the Company or any Parent or Subsidiary of the Company.

11. VESTING AND TERMINATION OF OPTIONS
     (a) Vesting of Discretionary Options. Subject to the other provisions of this Section 11, Options granted pursuant to Section 8 shall vest and become exercisable at such time and in such installments as the Board shall provide in each individual Award Agreement. Notwithstanding the foregoing, the Board may, in its sole discretion, accelerate the time at which all or any part of an option may be exercised.
     (b) Vesting of Outside Director Options. Subject to the other provisions of this Section 11, options granted under Section 9 shall become exercisable as to 100% of the Stock covered thereby on the first anniversary of the Grant date.
     (c) Termination of Options. All options shall expire and terminate on such date as the Board shall determine (“Option Termination Date”), which in no event shall be later than ten (10) years from the date such option was granted. In the case of an Incentive Option granted to a ten-percent stockholder, the option shall not be exercisable after the expiration of five (5) years from the date such option was granted. Upon termination of an option or portion thereof, the Grantee shall have no further right to purchase Stock pursuant to such option.
     (d) Termination of Employment or Service.
               (i) Termination of Employment or Directorship. Upon the termination of the employment or directorship of a Grantee with a Participating Company for any reason other than for “cause” (pursuant to Section 14 below) or by reason of death or Total Disability, all options that are not exercisable shall terminate on the employment/directorship termination date. Options that are exercisable on the employment/directorship termination date shall continue to be exercisable for (A) six (6) months following the employment/directorship termination date (in the case of Nonstatutory Options), (B) three (3) months following the employment termination date (in the case of Incentive Options), or (C) the Option Termination Date, whichever occurs first. A Grantee who is an employee or director of a Participating Company shall be deemed to have incurred a termination for purposes of this Section 11 (d)(i) if such Participating Company ceases to be a Participating Company, unless such Grantee is an employee, director, consultant or adviser of any other Participating Company.
               (ii) Service Termination. In the case of an optionee who is not an employee or director of any Participating Company, provisions relating to the exercisability of options following termination of service shall be specified in the award. If not so specified, all options held by such optionee that are not then exercisable shall terminate upon termination of service for any reason. Unless such termination was for “cause” (pursuant to Section 14 below), options that are exercisable on the date the optionee’s service as a consultant or adviser terminates shall continue to be exercisable for a period of six (6) months following the service termination date (as defined in a consulting or similar agreement or as determined by the Board) or the Option Termination Date, whichever occurs first.

     (e) Rights in the Event of Death. In the event that the employment and/or directorship of an optionee with a Participating Company is terminated by reason of death, all options that are not exercisable shall terminate on the date of death. Options that were exercisable on the date prior to the optionee’s death may be exercised by the optionee’s executor or administrator or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within the one-year period (or such longer period as the Board may determine prior to the expiration of such one-year period) beginning with the date of the optionee’s death, but in no event beyond the Option Termination Date.
     (f) Rights in the Event of Total Disability. In the event that the employment and/or directorship of an optionee with a Participating Company is terminated by reason of Total Disability, all options that are not exercisable shall terminate on the employment/directorship termination date. Options that were exercisable on the employment/directorship termination date may be exercised at any time within the one-year period (or such longer period as the Board may determine prior to the expiration of such one-year period) beginning with the commencement of the optionee’s Total Disability (as determined by the Board) but in no event beyond the Option Termination Date.
     (g) Leave of Absence. An approved leave of absence shall not constitute a termination of employment under the Plan. An approved leave of absence shall mean an absence approved pursuant to the policy of a Participating Company for military leave, sick leave, or other bona fide leave, not to exceed ninety (90) days or, if longer, as long as the employee’s right to re-employment is guaranteed by contract, statute or the policy of a Participating Company. Notwithstanding the foregoing, in no event shall an approved leave of absence extend an option beyond the Option Termination Date.
12. EXERCISE OF OPTIONS; NON-TRANSFERABILITY
     (a) Exercise of Options. Vested options may be exercised, in whole or in part, by giving written notice of exercise to the Company, which notice shall specify the number of shares of Stock to be purchased and shall be accompanied by payment in full of the purchase price in accordance with Section 12(b) below and the full amount of any federal and state withholding and other employment taxes applicable to such person as a result of such exercise. No shares of Stock shall be issued until full payment of the purchase price and applicable withholding tax has been made. Until the issuance of stock certificates, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to optioned shares notwithstanding the exercise of the option.
     (b) Payment. Full payment of the purchase price for the Stock as to which an option is being exercised shall be made (i) in United States dollars in cash or by check in a form satisfactory to the Company, (ii) at the Grantee’s election, and subject to discretion of the Board, through delivery of Shares having a Fair Market Value on the day immediately preceding the day notice of exercise is received by the Company equal to the cash exercise price of the option, (iii)

in accordance with a so-called cashless exercise plan established with a securities brokerage firm, or (iv) by any combination of the permissible forms of payment.
     (c) Non-Transferability of Options. Except as the Board may otherwise determine, no option may be transferred other than by will or by the laws of descent and distribution, and during an optionee’s lifetime an option may be exercised only by the Grantee.
13. RESTRICTED STOCK AND STOCK UNITS
     (a) Grant of Restricted Stock or Stock Units. The Board may from time to time grant Restricted Stock or Stock Units to certain employees and directors of a Participating Company, subject to such restrictions, conditions and other terms, if any, as the Board may determine.
     (b) Restrictions. At the time a Grant of Restricted Stock or Stock Units is made, the Board may establish a period of time (the “Restricted Period”) during which a Grantee’s right to all or a portion of such Restricted Stock or Stock Units shall vest over time, subject to certain terms and conditions. Each Grant of Restricted Stock or Stock Units may be subject to a different Restricted Period. The Board may, in its sole discretion, at the time a Grant of Restricted Stock or Stock Units is made, prescribe forfeiture or vesting conditions in addition to or other than the expiration of the Restricted Period. The Board also may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of the Restricted Stock or Stock Units. Restricted Stock and Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.
     (c) Restricted Stock Certificates. Orbital shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee. The Secretary of Orbital shall hold such certificates for the Grantee’s benefit until such time as the restrictions lapse or the Restricted Stock is forfeited to Orbital.
     (d) Rights of Holders of Restricted Stock. Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.
     (e) Rights of Holders of Stock Units. Unless the Board otherwise provides in an Award Agreement, holders of Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
     (f) Termination of Employment. Upon termination of the employment/directorship of a Grantee with Orbital, other than by reason of death or Total Disability, any Restricted Stock or Stock Units held by such Grantee that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, unless the Board, in its discretion, determines otherwise. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units.
     (g) Rights in the Event of Total Disability or Death. The rights of a Grantee with respect to Restricted Stock or Stock Units in the event such Grantee terminates employment/directorship with Orbital by reason of Total Disability or death shall be determined by the Board at the time of Grant.
     (h) Delivery of Stock and Payment Therefor. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.
14. FORFEITURE CONDITIONS.
     The Board may provide in an Award Agreement for conditions of forfeiture for “cause” of any Grantee’s rights with respect to a Grant. “Cause” shall include engaging in an activity that is detrimental to the Company including, without limitation, criminal activity, failure to carry out the duties assigned to the Grantee as a result of incompetence or willful neglect, conduct casting such discredit on the Company as in the opinion of the Board justifies termination or forfeiture of the Grant, or such other reasons, including the existence of a conflict of interest, as the Board may determine. “Cause” is not limited to events that have occurred prior to the Grantee’s termination of service, nor is it necessary that the Board’s finding of “cause” occur prior to such termination. If the Board determines, subsequent to a Grantee’s termination of service but prior to the exercise of any rights under a Grant, that either prior or subsequent to the Grantee’s termination the Grantee engaged in conduct that would constitute “cause,” then the rights with respect to a Grant shall be forfeited.

15. COMPLIANCE WITH SECURITIES LAWS.
     (a) The delivery of Stock upon the exercise of an option or lapse of a Restricted Period shall be subject to compliance with (i) applicable federal and state laws and regulations, (ii) all applicable listing requirements of any national securities exchange or national market system on which the Stock is then listed or quoted, and (iii) Company counsel’s approval of all other legal matters in connection with the issuance and delivery of such Stock. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the option or receipt of Restricted Stock or Stock Units, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.
     (b) It is the intent of the Company that Grants pursuant to the Plan and the exercise of options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3 in respect of an employee or director subject to Section 16(b) of the Exchange Act, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or take advantage of any features of the revised exemption or its replacement.
16. MERGERS, etc.
     (a) Effect on Options and Plan. Except as otherwise provided herein, all options outstanding under the Plan shall accelerate and become immediately exercisable for a period of fifteen days (or such longer or shorter period as the Board may prescribe) immediately prior to the scheduled consummation of a Terminating Transaction, which exercise shall be (i) conditioned upon the consummation of the Terminating Transaction and (ii) effective only immediately before the consummation of such Terminating Transaction. Upon consummation of any such event, the Plan and all outstanding but unexercised options shall terminate. Notwithstanding the foregoing, to the extent provision is made in writing in connection with such Terminating Transaction, for the continuation of the Plan and the assumption of options, Restricted Stock or Stock Units under the Plan theretofore granted, or for the substitution for such options, Restricted Stock or Stock Units of new common stock options, new common stock units and new restricted stock covering the stock of a successor company, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, then the Plan and options theretofore granted shall continue in the manner and under the terms so provided, and the acceleration and termination provisions set forth in the first two sentences of this Section 16(a) shall be of no effect. The Company shall send written notice of a Terminating Transaction to all individuals who hold options not later than the time at which the Company gives notice thereof to its stockholders.

     b. Effect on Restricted Stock and Stock Units. All outstanding shares of Restricted Stock and all Stock Units, and the delivery of the shares of Stock subject to the Stock Units, shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock and Stock Units shall be deemed to have lapsed immediately prior to the occurrence of a Terminating Transaction.
17. TAXES
     The Board shall make such provisions and take such steps as it deems necessary or appropriate for the withholding of any federal, state, local and other tax required by law to be withheld with respect to the grant or exercise of options, or the vesting of or other lapse of restrictions applicable to Restricted Stock or Stock Units, or with respect to the disposition of Stock acquired pursuant to the Plan, including, but without limitation, the deduction of the amount of any such withholding tax from any compensation or other amounts payable to a Grantee, or requiring a Grantee (or the optionee’s beneficiary or legal representative), as a condition of a Grant or exercise of an option or receipt of Restricted Stock or Stock Units, to pay to the appropriate Participating Company any amount required to be withheld, or to execute such other documents as the Board deems necessary or desirable in connection with the satisfaction of any applicable withholding obligation.
18. EMPLOYMENT RIGHTS
     Neither the adoption of the Plan nor the making of any Grants shall confer upon any Grantee any right to continue as an employee or director of, or consultant or adviser to, any Participating Company or affect in any way the right of any Participating Company to terminate them at any time. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Grants under this Plan shall not constitute an element of damages in the event of termination of the relationship of a Grantee even if the termination is in violation of an obligation of the Company to the Grantee by contract or otherwise.
19. AMENDMENT OR TERMINATION OF PLAN
     (a) Neither adoption of the Plan nor the making of any Grants shall affect the Company’s right to make awards to any person that is not subject to the Plan, to issue to such persons Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued.
     (b) The Board may at any time discontinue granting awards under the Plan. With the consent of the Grantee, the Board may at any time cancel an existing Grant in whole or in part and make any other Grant for such number of shares as the Board specifies. The Board may at any time, prospectively or retroactively, amend the Plan or any outstanding Grant for the purpose of satisfying the requirements of I.R.C. Section 422 or of any changes in applicable laws or regulations or for any other purpose that may at the time be permitted by law, or may at any time terminate the Plan as to further grants of awards, but no such amendment shall materially adversely affect the rights of any Grantee (without the Grantee’s consent) under any outstanding Grant.
     (c) In the Board’s discretion, the Board may, with an optionee’s consent, substitute Nonstatutory Options for outstanding Incentive Options, and any such substitution shall not constitute a new option grant for the purposes of the Plan, and shall not require a revaluation of the option exercise price for the substituted option. Any such substitution may be implemented by an amendment to the applicable option agreement or in such other manner as the Board in its discretion may determine.
20. GENERAL PROVISIONS
     (a) Titles and Headings. Titles and headings of sections of the Plan are for convenience of reference only and shall not affect the construction of any provision of the Plan.
     (b) Governing Law. The Plan shall be governed by, interpreted under and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware, applicable to agreements made and to be performed wholly within the State of Delaware.
     (c) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
*       *       *
          The Plan was duly adopted by the Board of Directors of the Company as of January 24, 1997.

/s/ Leslie C. Seeman Leslie C. Seeman
Senior Vice President, General Counsel and Secretary of the Company

     The Plan was duly approved by the stockholders of the Company on April 24, 1997.

/s/ Leslie C. Seeman Leslie C. Seeman
Senior Vice President, General Counsel and Secretary of the Company

EXECUTIVE RELOCATION POLICY
For Carl Marchetto
Transportation
(1)	Employee and immediate family will receive reimbursement for one-way airfare or ground transportation (car mileage and actual lodging up to the applicable per diem rates) from current residence to applicable Orbital facility.

(2)	Ground transportation should be accomplished in appropriate number of days relating to distance.
House Hunting/Pre-Move
(1)	Reasonable house hunting trip(s) with spouse is allowed.

(2)	Airfare, lodging, rental car and meals during house-hunting trip(s) will be reimbursed.

(3)	House hunting trip will not exceed five consecutive days without prior approval.

(4)	Up to one-year lease in a furnished or unfurnished residence.

(5)	Rental car expenses will be provided until personal car is delivered.
Move of Personal Effects and Household Goods
(1)	Transport of household goods and personal effects for employee and immediate family residing with employee.

(2)	Will transport maximum of two operational cars. Car value must be greater than moving expense.

(3)	Thirty (30) days storage of household goods only (does not include vehicle storage). If the conditions necessitate, Orbital may extend the period of time for storage as long as it is reasonable.

(4)	Will reimburse for de-servicing and servicing of household appliances.

(5)	Move of household goods includes complete packing, but no unpacking, except for bedding.

(6)	Will pay for move of household pets (cats and dogs only), but no kennel services provided.

The following types of items will not be moved by Orbital’s vendors:
Sand, bricks, building materials
Alcohol
Firewood
Private airplanes
Inoperable automobiles
Boats, snowmobiles, mobile homes
Heavy equipment
Perishable items such as frozen foods, greenhouse plants and houseplants
Yard plantings such as trees, shrubs and plants
Excessive amount of tools (to be determined by moving company representative)
Livestock
Residence Disposition/Purchase Closing Costs
(1) Reimbursable closing costs on sale of residence
a.	Reimbursable closing costs include, but are not limited to, the following:
•	Brokerage fees

•	Legal fees

•	Appraisal fees

•	Points

•	Finance charges

•	Title insurance
b.	The following costs are not reimbursable:
•	Mortgage payments on residence being sold

•	Homeowners fees or other pro-rated costs not directly associated with moving

•	Income and FICA taxes incident to reimbursed relocation costs
(2)	Closing costs on purchase of a residence will not be reimbursed unless the relocating employee is a homeowner at the time of relocation.

(3)	Home buying costs customarily paid by the buyer will be reimbursed on the purchase of the new residence.
a.	These costs include, but are not limited to, the following:
•	Loan origination fee

•	Loan discount fee (points)

•	Credit report

•	Title insurance

•	Radon inspection

•	Home inspection

•	Appraisal fee

•	Survey
b.	Orbital will not reimburse the following costs:
•	Financial loss on sale of house

•	Broker’s fees and commissions

•	Cost of litigation

•	Real and personal property insurance against damage or loss of property

•	Mortgage insurance

•	Property taxes and operating or maintenance costs

•	Pest inspection (in Virginia)

•	Income and FICA taxes incident to reimbursed relocation costs

•	Payments for job counseling and placement assistance to employee’s spouse and dependents

•	Costs incident to furnishing equity or non equity loans to employees or making arrangements with lenders for employees to obtain lower-than-market rate mortgage loans

•	Mortgage payments on residence being purchased and Homeowners fees

•	Owner’s title policy insurance when not previously carried
(4)	Documentation is required on all closing costs; some costs are not reimbursable.

(5)	Documentation for all closing costs must be submitted within eighteen (18) months of employee’s start date, but after submission of all other relocation expenses. Exceptions to this timeframe require approval of the Chairman and Chief Executive Officer.
Tax Liability
Certain relocation expenses are considered to be income by the Internal Revenue Service, and as such, Orbital is required to withhold Federal include, FICA, and state and local taxes. Orbital will gross up the appropriate amounts to make the Executive “tax neutral” provided that a third party relocation service’s Buyer Option Value program is utilized for the sale of current residence. Orbital is responsible for selecting the third party relocation vendor.
Repayment
All relocation expenses require you to be employed 12 months following the date of final reimbursement of relocation costs or the reimbursements must be repaid.
Waiver to Policy
This relocation policy is not all inclusive. Under some circumstances, and at the discretion of the Chairman and Chief Executive Officer, other relocation costs maybe approved.
Note: Receipts must be submitted for all reimbursable expenses

EXECUTIVE CHANGE OF CONTROL AGREEMENT
                                                             , 200_
Mr./Ms.
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166
Dear                                                             :
     Orbital Sciences Corporation and its subsidiaries (together, the “Company”) consider the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.
     This letter agreement (the “Agreement”) sets forth the severance benefits that the Company agrees will be provided to you in the event your employment with the Company terminates following a “Change in Control” (as defined in Section 2 hereof) under the circumstances described below. This Agreement is not an employment contract nor does it alter your status as an at-will employee of the Company. No benefit shall be payable under this Agreement except on termination of your employment with the Company as a result of a Change in Control (as defined below).
     1. Term. This Agreement commences as of October 21, 1998, and shall remain in effect so long as you are employed as an executive officer of the Company, provided, however, that in the event of a Change in Control, this Agreement shall remain in full force and effect for a 24-month period commencing on the date of the Change in Control regardless of whether you remain an executive officer of the Company during such 24-month period.

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

     2. Change in Control. For purposes of this Agreement, a Change in Control shall mean:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;
     (b) within any 24-month period, the persons who were directors of the Company immediately prior thereto (the “Incumbent Board”) shall cease to constitute a majority of the Board of Directors of the Company or of its successor by merger, consolidation or sale of assets. For this purpose, the Incumbent Board includes any new director whose (i) election to the Board resulted from a vacancy caused by the retirement, death or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (ii) nomination to the Board was approved by a committee of the Board whose majority consisted of directors who were directors in office at the beginning of the period; or
     (c) the consummation by the Company of a reorganization, merger, consolidation or sale or disposition of all or substantially all the assets of the Company (other than any such transaction initiated by the action of the Board) (a “Business Combination”), the result of which is that (i) the stockholders of the Company at the time of the execution of the agreement to effect the Business Combination own less than 60% of the total equity of the surviving or resulting entity entitled to vote generally in the election of directors, (ii) a Person (excluding any corporation resulting from the Business Combination) becomes the beneficial owner of 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were not members of the Board of Directors of the Company at the time of execution of the initial agreement or other action of the Board that provided for such Business Combination.

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

     Notwithstanding the above, a Change in Control shall not be deemed to occur as a result of a transaction where either you, individually or as an officer, director or 5% stockholder or partner of any entity, or any employee benefit plan (or related trust) of the Company (a) becomes the beneficial owner of securities representing 30% or more of the combined voting power of the Company ‘s then outstanding securities, or (b) enters into an agreement with the Company providing for the merger, consolidation, or sale or transfer of all or substantially all the assets of the Company. In addition, a Change in Control shall not be deemed to occur where you enter into an employment agreement with the Company, any Person whose acquisition of the Company’s securities resulted in the Change in Control or any entity resulting from a Business Combination.
     3. Termination Following Change in Control. If a Change in Control as described in Section 2 occurs, you shall be entitled to the benefits provided in Section 4 of this Agreement if your employment is terminated by the Company for Disability or Cause, as described below, or by you for Good Reason, as described below.
          (i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for nine consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for “Disability.”
          (ii) Cause. Termination by the Company of your employment for “Cause” shall mean termination on (A) the willful and continued failure by you substantially to perform your duties with the Company in accordance with the instructions of the Board or the executive officers to whom you report (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.
          (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason in connection with a Change in Control. For purposes of this Agreement, “Good Reason” shall mean:
     (A) without your written consent, the assignment to you of any position (including status, offices, titles and reporting requirements), authorities, duties and responsibilities, that are not at least commensurate in all material respects with the most significant of those held, exercised and assigned by you at any time during the 180-day period immediately preceding a Change in Control, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by you;
     (B) a reduction by the Company in your annual base salary (“Annual Base Salary”), which for the purposes of this Agreement shall mean an amount at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to you by the Company in respect of the 12-month period immediately preceding the month in which the Change of Control occurs;
     (C) the Company’s requiring you to be based anywhere other than the office of the Company in which you are based prior to the Change in Control or any office or location within a 50 mile radius of such office, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;
     (D) the failure by the Company to continue in effect any compensation plan in which you participate, or to provide you with plans substantially similar, including but not limited to any stock purchase plan, stock option plan, incentive compensation, bonus, and other plan in which you were participating at the time of the Change in Control, or the failure by the Company to continue your participation therein;
     (E) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s retirement,

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

pension, 401(k), deferred compensation, life insurance, medical, health, accident, disability or other benefit plans in which you were participating at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;
     (F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or
     (G) any termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(iv) hereof (and, if applicable, Section 3(ii) hereof); and for purposes of this Agreement, no such purported termination shall be effective.
          (iv) Notice of Termination. Any termination by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof, and if by the Company for Cause, shall not be effective unless such notice includes the information set forth in Section 3(ii) hereof.
          (v) Date of Termination, etc. “Date of Termination” shall mean (A) if your employment is terminated by reason of death or Disability, the date of your death or 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30 day period), as the case may be, (B) if your employment is terminated by the Company for Cause or for any other reason, the date specified in the Notice of Termination which shall not be less than 30 days from the date such Notice of Termination is given, and (C) if you terminate your employment for “Good Reason,” the date such Notice of Termination is given or any later date specified therein.
4. Benefits Upon Termination or During Disability.
          (i) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, and in the event your employment is terminated pursuant to Section 3(i) hereof, your benefits shall be determined in accordance with the Company’s insurance and benefit programs then in effect.

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

          (ii) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to you under this Agreement.
          (iii) If your employment shall be terminated immediately prior to or any time after a Change in Control (a) by the Company for any reason other than for Cause or Disability or (b) by you for Good Reason, then you shall be entitled to all the benefits provided below:
     (A) The Company shall pay you on the Date of Termination your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.
     (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, not later than 15 days following the Date of Termination, a lump sum payment equal to two times the sum of (a) your Annual Base Salary and (b) the sum of any incentive, annual and other cash bonuses, paid to you for the 12-month period immediately preceding the month in which the Change in Control occurred.
     (C) The Company shall also immediately fully vest you in all your account balances under the Company’s retirement, deferred compensation and pension plans (the “Plans”); provided, however, that should the Company be unable to provide for such vesting under the terms of any such Plans, the Company shall pay to you in the manner and as directed by you, an amount that equals on an after-tax basis the value of any amounts that were not vested or would otherwise be forfeited by you under the Plans upon your termination of employment with the Company.
     (D) The Company shall also allow you the opportunity to surrender to the Company any then outstanding vested and unvested options (whether exercisable or not) to purchase Common Stock of the Company and any of its subsidiaries and affiliates that you own and that you did not previously surrender or convert in the transaction that resulted in the Change in Control, and the Company shall promptly pay to you in consideration therefor a cash payment equal to the difference between the respective exercise price for such options and the higher of the (a) highest price paid in connection with the transaction that resulted in the Change in Control or (b) then current fair-market value.

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

     (E) The Company shall also pay to you all reasonable legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) upon presentation to the Company of a reasonably detailed invoice for such expenses, whether or not you have already made payment for such expenses.
     (F) For a 24-month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those you were receiving immediately prior to the Notice of Termination, provided, however, that should the Company be unable to provide for any such benefits under the terms of the benefit plans, or by law, the Company shall pay you an amount equal to the premiums the Company would have paid for such benefits under such plans.
     (G) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.
     (H) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under any of the Company’s plans or agreements relating to retirement benefits.
          (iv) All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts relating to Federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.
          (v) Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding entered into by you with the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal employment agreement or other arrangement for the direct or indirect provision of compensation to you (including groups or classes of participants or beneficiaries of which you are a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for you (a “Benefit Arrangement”), if you are a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

successor provision thereto), any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested (A) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for you under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to you under this Agreement to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”) and (B) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by you from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by you without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for you under any Other Agreement or any Benefit Arrangement would cause you to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by you as described in clause (B) of the preceding sentence, then you shall have the right, in your sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to you under this Agreement be deemed to be a Parachute Payment.
     5. Successors; Binding Agreement.
          (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement no later than ten days prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled under section 4(iii), except that for purposes of implementing the foregoing, a date ten days prior to the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “the Company” shall mean the Company, as hereinbefore defined and any successor to its business and/or assets that assumes and agrees to perform this Agreement by executing and delivering the agreement provided for in this paragraph 5, by operation of law, or otherwise.
          (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees,

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

devisees, and legatees. If you should die while any amount would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.
     6. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed (i) if to the Company, to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn: Secretary of the Company, and (ii) if to you, to the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement supersedes all prior agreements between the Company and you with respect to the subject matter herein. The validity, interpretation construction and performance of this Agreement shall be governed by the local laws of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under principles of conflicts of law).
     8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Washington, D.C. in accordance with the domestic rules of the American Arbitration Association then in effect. Pending the resolution of

Mr./Ms.
Orbital Sciences Corporation
                                        , 200_

such dispute or controversy, the Company will continue to pay you your full base salary in effect when the notice giving rise to the dispute was given and you will continue as a participant in all incentive compensation, stock option, retirement, deferred compensation, pension, life, disability, health and accident plans in which you were participating when the notice giving rise to dispute was given, unless you have already received all benefits payable under Section 4(iii) of this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign both of the enclosed copies, keeping one for your files and returning the other to the Company.
Sincerely,
ORBITAL SCIENCES CORPORATION

By:	David W. Thompson
Chairman and Chief Executive Officer
Agreed to:

Name:
Date: